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                                                                      EXHIBIT 99
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Willow Grove, PA--December 14, 1999--Kulicke & Soffa Industries Inc. (Nasdaq:
KLIC) today announced that it completed the private placement of $150 million of Convertible Subordinated Notes ("Notes") due 2006 to qualified institutional investors and institutional accredited investors. The Company has granted the initial purchasers a 30-day option to purchase up to an additional $25 million to cover over-allotments, if any.

The Notes, maturing on December 15, 2006, will bear interest at an annual interest rate of 4 3/4% and will be convertible into common shares of KLIC at a conversion price of $45.80 per share. The Company intends to use the net proceeds of the offering to fund continued growth, including growth through capacity expansion, acquisitions, alliances and joint ventures, and for general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. The securities to be offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Kulicke & Soffa is the world's largest supplier of semiconductor assembly equipment. The Company serves the integrated circuit assembly market with a product line that includes wire bonding, die bonding, wafer dicing and factory automation equipment, as well as expendable tools and materials, including bonding wire, capillaries, wedges, die collets and saw blades, and has sales and service facilities worldwide. It also has investments in next generation packaging technology.


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